ADIVSORY BOARD SERVICES AGREEMENT

THIS ADVISORY BOARD SERVICES AGREEMENT (herein this “Agreement”) is made this 14th day of March 2014, by and between American Heritage International Inc, a Nevada Corporation (herein “American Heritage”) having a business location at Tivoli Village 410 South Rampart Rd, Suite 390, Las Vegas, Nevada 89145 and David Goerlitz, (herein “David”). Whose address is 29 West Factory Road, Berlin, New Jersey 08009.

RECITALS

A. American Heritage owns certain tangible assets and intangible assets being rights and trademarks, and will use such assets in the manufacture and distribution of the American Heritage brand and other E-cigarette related products (the “Business”).

B. David has, for a number of years throughout North America and other countries in the World, been involved in the development, marketing, sale and distribution of Cigarettes and Tobacco based products.

C. The Parties hereto agree to enter into this Agreement which replaces all prior discussions, negotiations, understandings and agreements, and furthermore, which necessarily clarifies their respective duties and obligations with respect to the within General Services to be provided hereunder; all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1. General Services and Duties

During the initial term and during the continuance of this Agreement, American Heritage agrees to retain David as National Spokesperson and Advisor to the Board of Directors of American Heritage. David agrees to be subject to the direction and supervision of the President and Chief Executive Officer of American Heritage, Anthony Sarvucci. David also agrees to accept such positions in order to provide such related services as the President shall from time to time reasonably assign to David in order to provide such services as may be necessary for the ongoing development of American Heritage, it being expressly acknowledged and agreed by the parties that David shall initially commit and provide to American Heritage the services on a reasonably full-time basis during the full term of this Agreement. David acknowledges and agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of American Heritage and any changes therein which may be adopted from time to time.

General duties may be and are not limited to interviews and public appearances by David. Any appearances made outside of the New Jersey area or more than 100 miles from the residence of David will be financially covered by American Heritage, including travel, accommodation as well a per diem for his appearance of $500 per day.

David represents and warrants the he can be referred to as the “Winston Man” as he was the former spokesperson for the brand, Winston Cigarettes™. David hereby indemnifies American Heritage against any claims regarding the use of this reference.

2.  Initial Term and Renewal

2.1   The initial term of this Agreement is for a period of 12 months commencing on March 14, 2014 (the “effective date”).

2.2  Subject at all times to termination by either party as provided below, this Agreement shall renew automatically if not specifically terminated. In such case, American Heritage agrees to notify David in writing at least 90 calendar days prior to the end of the initial Term of its intent not to renew this Agreement (“American Heritage's Non-Renewal Notice”). Should American Heritage fail to provide American Heritage's Non-Renewal Notice this agreement shall automatically renew on a twelve-month renewal basis after the initial Term and on each twelve-month term thereafter. Any such renewal on a twelve month basis shall be on the same terms and conditions contained herein unless modified and agreed to in writing by the parties in advance.

3.   Termination

3.1  Termination without cause by David. This Agreement may be terminated by David at any time after the Effective Date upon David’s delivery to Pulse of prior written notice at least 30 calendar days prior to the effective date of such termination. David’s duty to provide services and American Heritages duty to compensate David shall continue only until the effective date.

3.2   Termination without cause by American Heritage. This Agreement may be terminated by American Heritage at any time after the Effective Date upon American Heritage’s delivery to David of prior written notice at least 30 days prior to the effective date. David’s duty to provide services will immediately cease upon the date of the Notice of Termination, however Pulse shall continue to be obligated to provide and pay David his agreed compensation for a period of 90 days beyond the date of the notice of Termination.

3.3 Termination for cause by either party. Notwithstanding any other provision of This Agreement, this Agreement may be terminated by either party at any time on at least 30 calendar days written notice to the other party if:

(a)  the other Party fails to cure a material breach of any provision of this Agreement within 21 calendar days from its receipt of written notice from said Party;

(b) the other Party is willfully non-compliant in the performance of its respective duties under this Agreement within 21 calendar days form its receipt of written notice from said Party;

(c)  the other Party commits fraud or serious neglect or misconduct in the discharge of its respective duties hereunder or under the law; or

(d) the other Party becomes adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such involuntary petition is not dismissed within 21 calendar days.

3.4 Disability or death.

This Agreement may be terminated at any time by either party within 21 calendar days after the death or disability of David, as a without termination. Disability shall mean David shall have been unable to provide services contemplated under this Agreement for a period of 90 calendar days, whether or not consecutive, during any 360 calendar day period due to a physical or mental disability. A determination of disability shall be made by a physician satisfactory to both parties; provided that if the parties do not agree each shall select a physician and these two shall select a third physician whose determination as to disability shall be binding.

4.  COMPENSATION

4.1  Fee. David shall be compensated for his services, as defined herein, from the effective date to the termination date at the gross annual fee of US$60,000. Payable in American Heritage Common Stock (AHII), such fee shall be in the monthly amount of US$5,000, payable on the last day of each month and based on the bid price of that day or next trading day, commencing March 14, 2014.

4.2   Signing Bonus. David will be paid a signing bonus of 20,000 shares which is restricted for six months.

4.3  Appearance Fees. David will be paid an appearance fee of $500 per day for appearances requiring travel.

4.4 David will be supplied with company information, literature, training and products for his use in carrying out company business. He may also be issued a cell phone for his use in performing his service duties, if required.

5.  General Provisions

5.1 David warrants that he shall conduct services and other activities he performs for American Heritage in a manner which is lawful and reputable and which brings good repute to American Heritage.

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5.2 The parties hereto each agree to indemnify and save harmless the other party, their respective heirs, assigns, representatives, officers, directors and agents, harmless from and against any and all losses, claims, actions, suits, damages, or expenses of whatsoever nature or kind to which an indemnified party may become subject by reason of the terms and conditions of this Agreement.

5.3 Notices. Unless otherwise specified herein, all notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, and on the date of mailing, if sent by first class mail, or if sent by registered or certified mail, postage prepaid and properly addressed to the party at its address set forth on the signature page.

5.4 Binding Effect. This Agreement and obligations of the parties hereunder shall be binding upon and inure to the benefit of the heirs, sucessors and assigns of the parties.

5.5 Headings. The subject headings of the sections of this Agreement are included for purpose of convenience only and shall not affect the construction or interpretation of any of its provisions.

5.6 Entire Agreement; Waivers. This agreement constitutes the entire Agreement between the parties pertaining to the subject matter contained in it and supersedes all prior or contemporaneous agreements, representations, and understandings of the parties. No waiver of any of the provisions of the Agreement shall be binding, unless executed in writing by the parties.

5.7 Attorney’s Fees and Cost. If any legal action or proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this agreement, or in the event that the matter is determined by final judgment of a court in favor of one party then, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

5.8  Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party hereto agrees to irrevocably submit to the jurisdiction of the Courts of the State of Nevada and agrees that all such actions and proceedings shall only be commenced in the District court in and for the City and County of Las Vegas and State of Nevada.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

American Heritage International Inc

/s/ Anthony Sarvucci

By: Anthony Sarvucci

President/ CEO

Address:

Tivoli Village

410 South Rampart Rd, Ste 390

Las Vegas, NV 89145

/s/ David Goerlitz

David Goerlitz

Address:

29 West Factory Road

Berlin, New Jersey 08009

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